AMENDMENT TO THE
ADVISORS SERIES TRUST
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 6th day of December, 2012, to the Transfer Agent   Servicing Agreement, dated as of June 8, 2006, as amended (the "Transfer Agent Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series as listed on Exhibit K attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Transfer Agent Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the PIA Short Duration Bond Fund ; and

WHEREAS, Section 10 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit K is hereby superseded and replaced with Amended Exhibit K attached hereto.

Except to the extent amended hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

6/2012 - PIA

Exhibit K to the
Advisors Series Trust Fund Transfer Agent Servicing Agreement

Name of Series
PIA BBB Bond Fund
PIA MBS Bond Fund
PIA Short-Term Securities Fund
PIA Moderate Duration Bond Fund
PIA High Yield Fund
PIA High Yield (MACS) Fund
PIA Short Duration Bond Fund
PIA Funds TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE at June, 2010
Annual Service Charges to the Fund*
· Base Fee Per Cusip	$____ /year
· NSCC Level 3 Accounts	$____ /open account
· No-Load Fund Accounts	$____ /open account
· Load Fund Accounts	$____ /open account
· Daily Accrual Fund Accounts	$____ /open account
· Closed Accounts	$ ___ /closed account

Activity Charges
· Manual Shareholder Transaction	$ ____ /transaction
· Omnibus Account Transaction	$____ /transaction
· Correspondence	$____ /item
· Telephone Calls	$____ /minute
· Voice Response Calls	$____ /call
· Qualified Plan Accounts	$____ /account (Cap at $____/SSN)

Implementation Charges
· First Cusip	$____ /fund group setup, first Cusip
· Subsequent Cusips	$____ /each additional Cusip

Plus Out-Of-Pocket Expenses – Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, programming, service/data conversion, AML verification services, special reports, insurance, record retention, literature fulfillment kits, microfilm, microfiche, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, data communication and implementation charges, travel, training, and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services  - FAN Web shareholder e-commerce, Vision intermediary e-commerce, FAN Mail electronic data delivery, B.O.S.S. sales reporting data warehouse, investor e-mail services, literature fulfillment, lead conversion reporting, 12b-1 aging, Short-Term Trader reporting
Fees are billed monthly.

* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s signature is not required at December 6, 2012 as the fees are not changing.

6/2012 - PIA